                                                                    Exhibit 10.7

                    EMPLOYEE TRANSFER AND BENEFITS AGREEMENT



     THIS EMPLOYEE TRANSFER AND BENEFITS AGREEMENT ("AGREEMENT") is made as of April 20, 1994. The parties ("PARTIES") to this Agreement are MORRISON KNUDSEN CORPORATION, an Ohio corporation ("MORRISON KNUDSEN"), and MK RAIL CORPORATION, a Delaware corporation ("MK RAIL").


                                    RECITALS


     WHEREAS, pursuant to the terms of that certain Transfer Agreement dated February 25, 1994 ("TRANSFER AGREEMENT"), Morrison Knudsen has transferred to MK Rail certain assets relating to its locomotive division, effective as of February 1, 1994 ("ASSET TRANSFER DATE");

     WHEREAS, subsequent to the Asset Transfer Date, MK Rail intends to offer and sell shares of its Common Stock, par value
$0.01 per share to the public ("PUBLIC OFFERING");

     WHEREAS, prior to the effective date of the Public Offering, and as part of the asset transfer referenced above, Morrison Knudsen will transfer to MK Rail all of the issued and outstanding capital stock of certain wholly-owned, locomotive component parts-related subsidiaries;

     WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which MK Rail shall employ those employees of Morrison Knudsen and the subsidiaries who currently are employed in connection with the Business (as defined in the Transfer Agreement), as well as the terms and conditions of the employee benefits to be provided to such employees.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

     1.1 GENERAL. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 1

     ACTION: any demand, action or cause of action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal related to, arising out of or resulting from any Employee Liability.

     AFFILIATE: with respect to any specified person, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided, that Morrison Knudsen and MK Rail shall not be deemed to be Affiliates of each other for purposes of this Agreement.

     CODE: the Internal Revenue Code of 1986, as it may be amended or recodified from time to time.

     COLLECTIVE BARGAINING AGREEMENT: each collective bargaining agreement, including any supplemental agreements or letters of understanding, in effect and covering Employees as of the Asset Transfer Date, as identified on Annex I hereto.

     EMPLOYEE BENEFIT PLANS: (i) any severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, pension, profit-sharing or deferred compensation plans, agreements or arrangements that currently are established, maintained or contributed to by Morrison Knudsen or a Subsidiary for the benefit of any Employees, and (ii) any employee welfare and employee pension benefit plans (as such terms are defined in Section 3(1) and 3(2), respectively, of ERISA) which are applicable to former or present Employees that currently are established, maintained or contributed to by Morrison Knudsen or any Subsidiary.

     EMPLOYEE/LABOR LAW: any federal, state, local or municipal law (including common law), statute, ordinance, regulation, order, decree, judgment, decision, ruling, permit or authorization (each as may be in effect from time to time) relating or applicable to the work place or to the employer/employee relationship including, without limitation, any of the foregoing relating or applicable to wage and hour claims, collective bargaining and labor laws, ERISA-governed employee benefit and welfare plans, federal, state and local tax withholding and payment rules and regulations, workers' compensation and similar laws, accrued vacation statutes, and sexual harassment and anti-discrimination laws.

     EMPLOYEE LIABILITY: any and all debts, charges, liabilities, warranties and obligations (of any nature or type whatsoever regardless of when arising), whether accrued, contingent or reflected on a balance sheet including, without limitation, liability for administrative, civil or criminal penalties or forfeitures, and attorneys' fees or other costs of defending an


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 2

Action or a claim of Employee Liability under any Employee/Labor Law.

     EMPLOYEES: the MK Employees and the Subsidiary Employees.

     EMPLOYEE TRANSFER EFFECTIVE DATE: the effective date of the transfer of the Employees to MK Rail, which such date shall be April 23, 1994.

     ERISA:  the Employee Retirement Income Security Act of 1974, as amended.

     INTERIM PERIOD: the period from and after the Asset Transfer Date until the Employee Transfer Effective Date.

     MK DEFERRED COMPENSATION PLANS: the Morrison Knudsen Corporation Deferred Compensation Plan and the Morrison Knudsen Corporation Supplemental Savings Plan.

     MK EMPLOYEE: any active employee of Morrison Knudsen (including any employee on authorized leave of absence, sick pay leave or short-term disability), who (i) is designated by Morrison Knudsen as being employed in connection with the Business as of the Asset Transfer Date and will be transferred to MK Rail as of the Employee Transfer Effective Date and (ii) during the six full calendar months following the Employee Transfer Effective Date, MK Rail requests (with the consent of Morrison Knudsen) that such active employee be transferred from Morrison Knudsen to MK Rail. Each MK Employee who is transferred to MK Rail as of the Employee Transfer Effective Date shall be identified on Annex II attached hereto. All other MK Employees will be identified in a separate letter from Morrison Knudsen to MK Rail.

     SUBSIDIARY: MK Engine Systems Company, Inc., a New York corporation; Clark Industries, Inc., an Illinois corporation; Motor Coils Manufacturing Co., a Pennsylvania corporation; Power Parts Company, a Nevada corporation; Touchstone, Inc., a Tennessee corporation; and their wholly-owned subsidiaries.

     SUBSIDIARY EMPLOYEES: any active employee of a Subsidiary (including any employee on authorized leave of absence, sick pay leave or short-term disability), who is employed as of the effective date the stock of the Subsidiary is transferred from Morrison Knudsen to MK Rail.


     1.2 OTHER DEFINITIONS. Capitalized terms not specifically defined herein shall have the meanings ascribed thereto in the Transfer Agreement.


                                    ARTICLE 2


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 3

                           INTERIM STATUS OF EMPLOYEES

     2.1 EMPLOYEES OF MORRISON KNUDSEN AND SUBSIDIARIES. During the Interim Period, each Employee shall continue for all purposes as an employee of Morrison Knudsen or of a Subsidiary, as applicable, and Morrison Knudsen and the Subsidiaries shall retain all employer authority over their respective Employees including, without limitation, the power to hire, fire and discipline such Employees in accordance with their customary practice and procedures.

     2.2  PARTICIPATION IN EMPLOYEE BENEFIT PLANS.

     Notwithstanding any other provision of this Agreement, each Employee who as of the Employee Transfer Effective Date participated in any of the Employee Benefit Plans identified on Annex III hereto shall continue through June 30, 1994 (or such later date as agreed to by Morrison Knudsen and MK Rail), to participate in and be covered by those Employee Benefit Plans identified on Annex III hereto.

     2.3 OBLIGATIONS OF MK RAIL. During the Interim Period, MK Rail shall reimburse Morrison Knudsen for payments Morrison Knudsen made to Employees, for all work performed by such Employees in connection with the Business from and after the Asset Transfer Date. In addition, MK Rail shall reimburse Morrison Knudsen for all costs and expenses Morrison Knudsen paid to or on behalf of any Employee including, without limitation, charges relating to payroll, fringe benefits, federal, state and local taxes, and any portion of the contributions to and costs, fees and expenses associated with the Employee's participation in any Employee Benefit Plans from and after the Asset Transfer Date. Notwithstanding the foregoing, this Section 2.3 shall not apply to any MK Employee who is transferred to MK Rail following the Employee Transfer Effective Date.


                                    ARTICLE 3
                              TRANSFER OF EMPLOYEES

     3.1 TRANSFER OF EMPLOYEES. At the Employee Transfer Effective Date, MK Rail shall offer to employ, at no less than his or her current salary or wage rate and grade level, each MK Employee who transfers to MK Rail as of the Employee Transfer Effective Date. MK Rail shall offer to reinstate any MK Employee on military leave upon timely application by such MK Employee as provided by law after cessation of such MK Employee's military duty. MK Rail shall continue the status of an MK Employee on authorized leave of absence, and shall recall, reinstate and/or terminate the employment of any MK Employee in accordance with any applicable Collective Bargaining Agreement or, if no such Collective Bargaining Agreement applies, in accordance with any


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 4 applicable lay-off or leave of absence policy in effect when such MK Employee's layoff or leave of absence began.

     3.2 TRANSFER OF SUBSIDIARY EMPLOYEES. The Parties acknowledge that concurrently with the transfer of MK Employees provided hereunder, Morrison Knudsen shall transfer to MK Rail all of the issued and outstanding capital stock of the Subsidiaries. Such stock transfers shall result in each Subsidiary becoming a wholly-owned subsidiary of MK Rail, and shall operate as a transfer of all of the Subsidiary Employees to MK Rail on a consolidated or controlled group basis.

     3.3 CONDITIONS OF EMPLOYMENT. Notwithstanding anything to the contrary contained in Section 3.1 hereof, (a) MK Rail may make an offer of employment to any MK Employee conditional upon execution by such MK Employee of confidentiality and other similar agreements, (b) MK Rail shall not be required to employ any person who declines employment with MK Rail, and Morrison Knudsen shall not be required to employ any such person who declines employment with MK Rail, and (c) Section 3.1 shall not be interpreted to prohibit or otherwise restrict MK Rail from terminating the employment of any Employee, or changing the salary or wage range, grade level or location of employment of any Employee, in accordance with MK Rail's personnel policies and procedures following the Employee Transfer Effective Date. Without limiting the generality of Section
6.8 hereof, no Employee or other person shall have any rights as a third party beneficiary under this Agreement (other than as set forth in Article 5 hereof).

     3.4 COLLECTIVE BARGAINING AGREEMENTS. From and after the Employee Transfer Effective Date, MK Rail shall assume, subject to the agreement of any collective bargaining representative that is a party to a Collective Bargaining Agreement and that continues to be the lawful collective bargaining representative of any Employees covered by such Collective Bargaining Agreement, each Collective Bargaining Agreement to which Morrison Knudsen is a party covering Employees.

     3.5 MULTIEMPLOYER PENSION PLANS. As part of the assumption of the Collective Bargaining Agreements provided in Section 3.4 above, MK Rail shall assume all of Morrison Knudsen's obligation and responsibility to contribute to any Multiemployer Pension Plans under the Collective Bargaining Agreements, effective as of the Employee Transfer Effective Date. MK Rail shall indemnify, defend, reimburse and hold Morrison Knudsen and its Affiliates harmless from and against any contribution or other costs and expenses including, without limitation, reasonable attorneys' fees and expenses, related to, arising out of or resulting from application to Morrison Knudsen or any Affiliate of the withdrawal liability provisions of the Multiemployer Pension Plan Amendments Act of 1980 (ERISA Sections 4201 - 4225) in connection with the transfer of Employees hereunder.


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 5

     3.6 PAYROLL ASSISTANCE. Morrison Knudsen and MK Rail shall agree between themselves the extent to which Morrison Knudsen will process payroll and employment taxes on behalf of MK Rail and the Subsidiaries following the Employee Transfer Effective Date.

     3.7 CERTAIN PAYROLL DEDUCTIONS. Effective as of the Employee Transfer Effective Date (or, if later, through the date of an Employee's transfer to MK
Rail), MK Rail will assume Morrison Knudsen's obligation to comply with any garnishment order applicable to such Employee. Furthermore, MK Rail agrees to continue any special payroll deduction of an Employee attributable to any outstanding liability or obligation of such Employee to Morrison Knudsen (for example, salary advances) which existed on the Employee Transfer Effective Date (or, if later, through the date of such Employee's transfer to MK Rail). MK Rail will withhold such amounts from the Employee's compensation and promptly remit such amount to Morrison Knudsen following the close of each payroll period. Morrison Knudsen will provide the special payroll deduction information or garnishment information as of the date MK Rail assumes payroll processing responsibility for an Employee.


                                    ARTICLE 4
                             EMPLOYEE BENEFIT PLANS

     4.1 WELFARE BENEFIT PLANS. On or before July 1, 1994 (or such later date as agreed to by Morrison Knudsen and MK Rail), MK Rail shall establish, effective as of such date, the following welfare benefit plans for Employees who are salaried or non-union hourly employees: (i) a medical and dental plan, (ii) flexible spending accounts (FSAs) covering health care and dependent care, (iii) life and accident insurance plans, (iv) a sick leave and short-term disability policy, (v) a vacation and holiday plan, and (vi) a Code Section 125 cafeteria plan. The terms and provisions of such plans including, without limitation, coverage and co-pay requirements, shall be determined in the sole discretion of MK Rail; PROVIDED, however, that MK Rail shall use its best efforts to ensure that any medical plan it adopts shall contain no limitation on coverage for preexisting conditions of Employees. Employees shall be credited in the MK Rail medical and dental plans for purposes of any deductibles or "stop loss" provisions for amounts paid by such Employees under the Morrison Knudsen medical/dental Employee Benefit Plans on and after the Asset Transfer Date.

     4.2 ACCRUED VACATION LIABILITY. MK Rail shall credit all Employees for any accrued vacation and sick leave earned but not taken by such Employees in the current year through the Employee Transfer Effective Date or, if later, through the date of such Employee's transfer to MK Rail. Any such accrued vacation and sick leave shall be credited in accordance with the paid


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 6 vacation policy and sick leave policy adopted by MK Rail in accordance with
Section 4.1 above; PROVIDED, however, that MK Rail shall be solely responsible for payment of, and shall indemnify, defend, reimburse and hold Morrison Knudsen and its Affiliates harmless from and against, any accrued vacation or sick leave payoff liability to any Employee incurred by or imposed upon Morrison Knudsen under its current vacation policy or sick leave policy or under any applicable state or local law or statute.

     4.3 401(K) PLAN. MK Rail shall establish, effective as of April 1, 1994, a defined contribution plan and trust qualified under Sections 401(a) and 501(a) of the Code and which allows for employee salary deferrals as provided in
Section 401(k) of the Code (the "401(K) PLAN").

     4.4  PENSION BENEFIT PLANS.

          (a) Employees who, as of the Employee Transfer Effective Date, are participants in the (i) Morrison Knudsen Retirement Plan, (ii) the Morrison Knudsen Employee Stock Ownership Plan), and (iii) the Money Purchase Pension Plan covering Employees at the Mountaintop Plant shall be deemed for all purposes terminated participants thereunder, and shall receive a distribution of their vested accrued benefits pursuant to the terms of such plans.

          (b) As soon as practicable after the establishment of the MK Rail 401(k) Plan as provided in Section 4.3 above, the vested account balances of all Employee/participants in the Morrison Knudsen 401(k) Savings Plan shall be transferred to the MK Rail 401(k) Plan pursuant to a trustee-to-trustee transfer in accordance with applicable rules and regulations under ERISA and the Code.

          (c) MK Rail will, prior to December 31, 1994, apply for an IRS determination letter stating that the MK Rail 401(k) Plan satisfies the requirements of qualification under Code Section 401(a) since its inception, and will take all actions necessary to obtain such determination letter.

     4.5 DEFERRED COMPENSATION PLANS. Effective as of the Employee Transfer Effective Date or, if later, the date of the applicable Employee's transfer to MK Rail, MK Rail will assume all liabilities of Morrison Knudsen under the MK Deferred Compensation Plans with respect to Employees who consent in writing to the substitution of MK Rail for Morrison Knudsen as the employer under such plans. Morrison Knudsen agrees to transfer to MK Rail assets with a value sufficient as of the effective date of this Section to satisfy the liabilities assumed by MK Rail under this Section as of the effective date of this Section. MK Rail may, in its sole discretion, establish ongoing deferred compensation plans in forms similar to or different from any one or more of the MK Deferred


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 7

Compensation Plans and may combine its obligations under this Section with its obligations under such newly established plans, if any; PROVIDED, however, that MK Rail shall be solely responsible for payment of, and shall indemnify, defend, reimburse and hold Morrison Knudsen and its Affiliates harmless from and against, any liability under the MK Deferred Compensation Plans to any Employee who has consented in writing to the substitution of MK Rail for Morrison Knudsen as the employer under the MK Deferred Compensation Plans.

     4.6 STOCK OPTIONS AND SARS; RESTRICTED STOCK. Any award of restricted stock granted to Employees as of the Employee Transfer Effective Date under the Morrison Knudsen Stock Incentive Plan or pursuant to individual non-competition agreements or any other plan or arrangement shall continue to vest under the terms of the applicable plan or agreement, and Morrison Knudsen shall continue to be responsible for its obligations under such plans and arrangements with respect to such awards of restricted stock. Any stock options and/or stock appreciation rights (SARs) granted to Employees as of the Employee Transfer Effective Date under the Morrison Knudsen Stock Incentive Plan or pursuant to individual non-competition agreements or any other plan or arrangement shall continue to be exercisable under the terms of the applicable plan or agreement to the extent vested as of the Employee Transfer Effective Date, and Morrison Knudsen shall continue to be responsible for its obligations under such plans and arrangements with respect to such vested stock options and SARs. Morrison Knudsen intends to request Employees who have been granted stock options and/or SARs that are not vested as of the Employee Transfer Effective Date to voluntarily waive their rights to such nonvested stock options and/or SARs in consideration for a grant of stock options and/or SARs to be granted by MK Rail. MK Rail shall grant such stock options and/or SARs to Employees who voluntarily waive their rights to nonvested stock options and/or SARs under the Morrison Knudsen Stock Incentive Plan or individual non-competition agreements or other plans or arrangements in amounts to be mutually agreed upon by Morrison Knudsen and MK Rail. MK Rail shall be under no responsibility or obligation to reimburse or pay any consideration to Morrison Knudsen as a result of the vesting of any restricted stock, the exercise of any option for the payment of any awards granted Employees by Morrison Knudsen prior to the Employee Transfer Effective Date. However, MK Rail shall be responsible to collect the Employee's portion of any employment tax and any withholding tax applicable to awards granted to such Employee under the Morrison Knudsen Stock Incentive Plan (within the time constraints imposed by applicable law) and shall promptly remit such withheld taxes to Morrison Knudsen.

     4.7 FLEXIBLE SPENDING ACCOUNTS. Effective July 1, 1994 (or such later date as agreed to by Morrison Knudsen and MK Rail) MK Rail shall establish three plans substantially in the same form as the following three plans currently maintained by Morrison


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 8

Knudsen: The Morrison Knudsen Corporation Dependent Care Flexible Spending Account Plan, The Morrison Knudsen Corporation Health Care Flexible Spending Account Plan, and The Morrison Knudsen Corporation Flexible Benefits Plan. As soon as practicable following July 1, 1994 (or such later date as agreed to by Morrison Knudsen and MK Rail), existing spending account balances for MK Employees will be transferred from the Morrison Knudsen plans to the MK Rail plans provided such transfer will not adversely affect the tax status of benefits provided under the Morrison Knudsen plans and under the MK Rail plans.

     4.8 VARIOUS LIABILITIES. Morrison Knudsen and MK Rail agree that the transaction contemplated by the Transfer Agreement will not result in Morrison Knudsen's being liable for any severance pay to an Employee. Furthermore, MK Rail hereby agrees to assume all liabilities under (i) the MK Rail Group Project Incentive Plan with respect to an Employee's employment with Morrison Knudsen from January 1, 1994 through the Employee Transfer Effective Date (or, if later, through the date of such Employee's transfer to MK Rail) and (ii) the self funded short term disability plan maintained on behalf of the Mountaintop Craft hourly employees. MK Rail agrees it shall be solely responsible for payment of, and shall indemnify, defend, reimburse and hold Morrison Knudsen and its Affiliates harmless from and against, any severance pay liability to an Employee incurred by or imposed upon Morrison Knudsen under its current severance pay plans, policies or programs or any liability described above under either the MK Rail Project Incentive Plan or the short term disability plan for Mountaintop Craft hourly employees. MK Rail also agrees that it shall be solely responsible for payment of, and shall indemnify, defend, reimburse and hold Morrison Knudsen and its Affiliates harmless from and against, any liability to an Employee under Morrison Knudsen's standard letter agreements with international employees arising on or after the later of the Employee Transfer Effective Date or the date such Employee actually is transferred from Morrison Knudsen to MK Rail.

     4.9 COBRA. Morrison Knudsen shall be responsible for complying with the requirement of Code Section 4980B and Part 6 of Title I of ERISA with respect to any Employee in its group health plan and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980B) occurs on or prior to the Employee Transfer Effective Date (or, if later, through the date of such Employee's transfer to MK Rail). MK Rail shall be responsible for complying with the requirements of Code Section 4980B and Part 6 Title I of ERISA with respect to any Employee and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980B) occurs after the Employee Transfer Effective Date (or, if later, through the date of such Employee's transfer to MK Rail).


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 9

                                    ARTICLE 5
                                 INDEMNIFICATION

     5.1 INDEMNIFICATION. In addition to the indemnity obligations set forth in Sections 3.5, 4.2, 4.5 and 4.8 hereof, MK Rail agrees to indemnify, defend, reimburse and hold harmless Morrison Knudsen and its Affiliates, and the officers, directors, employees, agents and representatives of Morrison Knudsen and its Affiliates (each, an "INDEMNIFIED PARTY"), from and against any and all Actions, assessments, losses, damages, liabilities, costs and reasonable expenses including, without limitation, interest, penalties, fines, excise taxes and reasonable attorneys' fees and expenses, asserted against or imposed upon or incurred by any Indemnified Party which result from, arise out of or are related to any Employee Liability applicable to any Employee transferred hereunder on the Employee Transfer Effective Date (except with respect to certain stock options, SARs and restricted stock granted to certain Employees as provided in
Section 4.6 hereof).

     5.2 PROCEDURE FOR INDEMNIFICATION. In the event any action, suit or proceeding is brought against an Indemnified Party pursuant to this Article 5 or Sections 3.5, 4.2, 4.5 or 4.8 hereof, the Parties shall comply with and be subject to the indemnification procedures set forth in the Transfer Agreement.


                                    ARTICLE 6
                                  MISCELLANEOUS

     6.1 BINDING AGREEMENT. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.

     6.2 ASSIGNMENT. No Party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other Party hereto in its sole and absolute discretion. No assignment of this Agreement shall relieve the assigning Party of its obligations hereunder.

     6.3 NOTICES. All notices or other communications required or permitted to be given hereunder shall be made pursuant to the notice provisions set forth in the Transfer Agreement.

     6.4 NO WAIVER. No delay on the part of any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any waiver on the part of any Party of any right, power or privilege operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 10 are cumulative and are not exclusive of any rights or remedies which the Parties hereto may otherwise have at law or in equity.

     6.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Annexes and the agreements and other documents referred to herein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings, statements or representations, oral or in writing, of the Parties relating thereto. This Agreement may be modified or amended only by written agreement of the Parties. In addition to the foregoing, on and after the effective date of the Public Offering, any amendment to this Agreement must, in the case of MK Rail, be approved by one of its officers and in the case of Morrison Knudsen, be approved by one of its officers.

     6.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     6.7 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) as to all matters including, without limitation, matters of validity, construction, effect, performance and remedies.

     6.8 NO THIRD PARTY BENEFICIARIES. Except as set forth in Article 5, this Agreement is solely for the benefit of the Parties hereto and is not intended to confer upon any other person any rights or remedies hereunder.

     6.9 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     6.10 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

                                  *    *    *


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 11

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

                                   MORRISON KNUDSEN CORPORATION


                                   By:  /s/ Stephen G. Hanks
                                      --------------------------------
                                      Its: Executive Vice President -
                                      Finance and Adminstration


                                   MK RAIL CORPORATION


                                   By:  /s/ James P. O'Donnell
                                             --------------------------------
                                     Its:  Vice President, Secretary
                                      Treasurer and Chief Financial
                                      Officer


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 12

                                     ANNEX I

                        COLLECTIVE BARGAINING AGREEMENTS


1. Agreement between Morrison Knudsen Corporation and Local 370 of the International Union of Operating Engineers, effective July 1, 1992

2. Agreement between Motor Coils Manufacturing Company and Local 606 of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, effective August 1, 1990

3. Agreement between Motor Coils Manufacturing Company and Local 607 of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, effective November 1, 1990

4. Agreement between Motor Coils Manufacturing Company and Local 823 of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, effective July 1, 1992


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 13

                                    ANNEX II

                                LIST OF EMPLOYEES

Attached hereto and incorporated herein by this reference is a list of MK Employees and Subsidiary Employees who will be transferred to the employ of MK Rail Corporation pursuant to the terms of this Employee Transfer and Benefits Agreement.


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 14

                                    ANNEX III

                             EMPLOYEE BENEFIT PLANS

- - -    Morrison Knudsen Corporation Flexible Benefits Plan

- - -    Morrison Knudsen Corporation Dependent Care Flexible Spending Account Plan

- - -    Morrison Knudsen Corporation Health Care Flexible Spending Account Plan

- - -    Morrison Knudsen Corporation Long-Term Disability Plan

- - -    Morrison Knudsen Corporation Comprehensive Medical and Dental Benefit Plan

- - -    Aetna Life, Accidental Death & Dismemberment and Dependents Life Coverage
     Wraparound Contract

- - -    Aetna Group Universal Life Trust Agreement and Request for Participation
     Aetna Group Life Policy GL-372667

- - -    Life Insurance Company of North America Personal Accident OK 10376 and ABL
     630012

- - -    Idaho Preferred Healthcare Group Contract (Blue Cross)

- - -    Blue Cross of North Eastern Pennsylvania Group Policy #12679

- - -    Morrison Knudsen Corporation Employee Assistance Programs


EMPLOYEE TRANSFER AND BENEFITS AGREEMENT - 15